Filed Pursuant to Rule 424(b)(3)
File Number 333-128254

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated February 28, 2006
to Prospectus declared
effective on September 23, 2005
as supplemented by
Prospectus Supplement No. 1
dated January 17, 2006
(Registration No. 333-128254)

CALLISTO PHARMACEUTICALS, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated September 23, 2005, as supplemented by Prospectus Supplement No. 1 dated January 17, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1 thereto.

The table set forth in the section of the Prospectus entitled "Selling Stockholders" is hereby updated to reflect the transfer of warrants and the underlying common stock from Trilogy Capital Partners, Inc. to Toni Vallen and MBA Holdings, LLC. The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which it provided the information regarding the shares beneficially owned by it, all or a portion of the shares beneficially owned by it in transactions registered under other effective registration statements or exempt from the registration requirements of the Securities Act.

After the Offering
Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Number of Shares	Percent of Shares Beneficially Owned
Trilogy Capital Partners, Inc.	1,239,000	1,239,000	—	—
Toni Vallen	100,000	100,000	—	—
MBA Holdings, LLC	179,322	179,322	—	—

Our common stock is listed on the American Stock Exchange under the symbol “KAL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 28, 2006.